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                                                                  EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS






Board of Directors
Greene County Bancshares, Inc.


We consent to the incorporation by reference in the registration statement on Form S-2 of our report dated February 2, 1996, on our audits of the consolidated financial statements of Greene County Bancshares, Inc. ("the Company") as of December 31, 1995 and 1994, and for the years then ended, which includes an explanatory paragraph regarding the Company's change in methods of accounting for investment securities and income taxes effective January 1, 1994 and 1993, respectively, and which report is included in the Company's 1995 Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in the Prospectus.



                                            COOPERS & LYBRAND L.L.P.



Knoxville, Tennessee
March 27, 1996